Filed Pursuant to Rule 433

Issuer Free Writing Prospectus dated June 14, 2016

Relating to Preliminary Prospectus Supplement dated June 14, 2016 to

Prospectus dated August 25, 2015

Registration No. 333-206568

FINAL PRICING TERMS

€500,000,000 1.250% Senior Notes due 2023

Issuer:	Sysco Corporation

Guarantee:	Unconditionally guaranteed by certain subsidiaries of Sysco Corporation

Title of Security:	1.250% Senior Notes due 2023

Offering Format:	SEC Registered

Principal Amount:	€500,000,000

Maturity Date:	June 23, 2023

Mid Swaps Yield:	0.158%

Spread to Mid Swaps:	+ 115 bps

Yield to Maturity:	1.308%

Coupon:	1.250%

Interest Payment Dates:	June 23, commencing June 23, 2017

Price to Public:	99.614%

Benchmark Bund:	DBR 1.500% due May 15, 2023

Benchmark Bund Yield:	-0.324%

Spread to Benchmark Bund:	+ 163.2 bps

Optional Redemption Provision

Make-Whole Call:	+ 25 bps

Par Call:	On or after April 23, 2023 (2 months prior to maturity)

Change of Control:	Upon the occurrence of both (i) a change of control of Sysco Corporation and (ii) a downgrade of the notes below an investment grade within a specified period, as more particularly described in the preliminary prospectus supplement, Sysco Corporation will be required to make an offer to purchase the notes at a price equal to 101% of their principal amount, plus accrued and unpaid interest to the date of repurchase.

Trade Date:	June 14, 2016

Expected Settlement Date:	T + 7; June 23, 2016

ISIN / Common Code / CUSIP:	XS1434170426 / 1434170426 / 871829 BE6

Ratings:	A3 by Moody’s Investors Service, Inc. BBB+ by Standard & Poor’s Ratings Services

Listing:	Sysco Corporation intends to apply to list the Notes on the New York Stock Exchange.

Day Count Convention:	ACTUAL/ACTUAL (ICMA)

Denominations:	€100,000 and integral multiples of €1,000 in excess thereof

Joint Book-Running Managers:	Deutsche Bank AG, London Branch Goldman, Sachs & Co. HSBC Bank plc J.P. Morgan Securities plc TD Securities (USA) LLC U.S. Bancorp Investments, Inc. Wells Fargo Securities International Limited

Co-Managers:

Banco Santander, S.A.

BB&T Capital Markets, a division of BB&T Securities, LLC

BNY Mellon Capital Markets, LLC

Comerica Securities, Inc.

Coöperatieve Rabobank U.A.

PNC Capital Markets LLC

The Williams Capital Group, L.P.

Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.

The issuer has filed a registration statement (including a prospectus) and related preliminary prospectus supplement with the U.S. Securities and Exchange Commission (the “SEC”) for the offering to which this communication relates. Before you invest, you should read the prospectus supplement for this offering, the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling Deutsche Bank AG, London Branch at 1-800-503-4611, Goldman, Sachs & Co. toll-free at 1-866-471-2526, HSBC Bank plc at +1 44 (0) 20 7991 1422 and J.P. Morgan Securities plc at +44 (0) 207-134-2468.

Sysco Corporation expects delivery of the notes will be made against payment therefor on June 23, 2016, which is the 7th business day following the date of this term sheet (such settlement being referred to as “T+7”). Pursuant to Rule 15c6-1 under the Securities Exchange Act of 1934, trades in the secondary market generally are required to settle in three business days unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade the notes on the date of pricing of the notes or the next succeeding three business days will be required, by virtue of the fact that the notes initially will settle in T+7, to specify an alternate settlement cycle at the time of any such trade to prevent failed settlement and should consult their own advisers.